Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us under the caption "Experts" in the Joint Proxy Statement/Prospectus included in this Registration Statement on Form S-4 (333-282177) pertaining to the proposed merger of Fentura Financial, Inc. with and into ChoiceOne Financial Services, Inc. and to the incorporation by reference therein of our integrated audit report dated March 19, 2024, relating to the consolidated financial statements of Fentura Financial, Inc., included in its Annual Report for the comparative years ended December 31, 2023 and 2022.

/s/ REHMANN ROBSON LLC

Grand Rapids, Michigan
October 16, 2024